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                                                                  Exhibit 10.108

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          AMENDED and RESTATED AGREEMENT made the 17th day of March 2004, by and between QUAKER FABRIC CORPORATION, a Delaware corporation with its principal office at 941 Grinnell Street, Fall River, Massachusetts 02721 (the "Company"), and LARRY A. LIEBENOW ("Employee").

                              W I T N E S S E T H:

          WHEREAS, Employee has been employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement, dated as of March 12, 1993, as amended by Amendment No. 1 dated as of February 24, 1997, and Amendment No. 2 dated as of December 17, 1999 (the "Existing Agreement");

          WHEREAS, the Company wishes to continue the employment of Employee as President and Chief Executive Officer of the Company and Employee desires to continue such employment;

          WHEREAS, the parties wish to incorporate the two prior amendments, further modify certain of the terms of the Existing Agreement, supersede the Existing Agreement in its entirety, and restate the Existing Agreement as set forth herein (such restated agreement, this "Agreement").

          NOW THEREFORE, in consideration of the mutual covenants and mutual promises herein contained, and other good and valuable consideration, it is hereby covenanted and agreed by and between the parties hereto as follows:

          1. (a) Subject to the terms and conditions set forth herein, the Company hereby employs Employee as the President and Chief Executive Officer of the Company. Employee agrees to devote his entire working time during the Term hereof to the performance of his duties hereunder and to the furtherance of the business and interests of the Company, and to perform his duties to the best of his ability in a diligent manner. The services to be performed by Employee shall be performed primarily at the Company's principal office in Fall River, Massachusetts, on behalf of the Company. If Employee is required to travel, all travel may be in first class accommodations.

               (b) During the Term of this Agreement and for a period of 12 months after termination of this Agreement, Employee will not, directly or indirectly, enter into the employ of, render any service to, or perform any duty whatsoever for, any other person, firm, partnership, association, corporation, or any other entity which is then competing with the Company, whether as a consultant, advisor, employee, officer, director or in any other capacity whatsoever, and regardless of whether or not any remuneration has been, is being, or will be received therefor, without the prior written consent of the Company (any such activity,



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"Competition"). Notwithstanding the foregoing, in the event that Employee (i)
voluntarily terminates his employment and (ii) declines to make the election described in the second sentence of Section 6(c) of this Agreement, the restriction discussed in this Section 1(b) shall cease to apply from and after the date of such employment termination.

          2. (a) The Term of this Agreement shall continue until March 12, 2008, subject to extension and termination as provided herein. The Term shall be extended for additional periods of three years each, after March 12, 2008, unless the Company notifies Employee in writing, received by Employee at least one year prior to the commencement of each three-year extension period, that the three-year extension period will not be included in the Term. For example, the Term shall be extended for a period of three years after March 12, 2008, which shall be to March 12, 2011, unless the Company notifies Employee in writing, received by Employee by March 12, 2007, that the three-year period shall not be added to the Term. The Term of this Agreement shall include the current period plus each three-year extension period.

               (b) Employee shall have the right to terminate his employment at any time, effective six months after receipt of written notice by the Company to that effect. The Company shall have the right to terminate the employment of Employee only for cause. For purposes of this Agreement, "for cause" shall mean:
(i) willful insubordination to a board resolution after a written demand for substantial performance is delivered to Employee by the Company, which demand specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties or responsibilities; (ii) material breach of this Agreement after a written demand for substantial performance is delivered to Employee by the Company, which demand specifically identifies the manner in which the Company believes that Employee has breached this Agreement;
(iii) acts or omissions intentionally and materially inimical to the Company after a written demand for cessation of such conduct is delivered to Employee by the Company, which demand specifically identifies the manner in which the Company believes that Employee has engaged in such conduct and the injury to the Company; (iv) gross negligence, after written demand for cessation of such conduct is delivered to Employee by the Company, which demand specifically identifies the manner in which the Company believes that Employee has engaged in such conduct; or (v) conviction of a crime involving moral turpitude.

          3. (a) For the services to be rendered by Employee to the Company during the Term, the Company agrees to pay Employee a base salary (the "Base Salary") payable in equal installments on the regular payroll dates of the Company at the annual rate of $693,400.00 per annum, retroactive to January 1, 2004. The Base Salary to be paid to Employee by the Company during each calendar year of the Term shall be the Base Salary paid for the prior calendar year, plus such increase as may be agreed upon at the beginning of each calendar year.

               (b) Employee shall also be entitled to receive an annual bonus in such amount as may be determined by the Board of Directors.

               (c) The Company shall withhold social security tax, and the appropriate federal, state and any local income or employment taxes on all payments made by the Company to Employee hereunder.


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               (d) Employee will be reimbursed for reasonable expenses he incurs on behalf of the Company in accordance with the Company's policy for reimbursement of expenses, provided, however, that Employee submits to the Company reasonably detailed expense reports, including vouchers and invoices, in support of such expenses.

               (e) The parties agree that Employee shall be entitled (i) to six weeks vacation annually during the Term of this Agreement, (ii) to continue to participate in the Company's non-qualified deferred compensation plan, and (iii) to the other fringe benefits, such as medical plan, life insurance, profit sharing, executive stock option plan, etc., provided by the Company to its senior executives. The life insurance coverage provided by the Company to Employee (which shall be in addition to such coverage as is generally provided by the Company to its senior executives), for the benefit of beneficiaries designated by Employee, shall be for an annual insurance premium of not less than $7,000 and not greater than $15,000. The Company also agrees to pay for the country club dues of Employee at one country club of his choice.

               (f) The Company agrees to provide to Employee the exclusive use of an automobile selected by Employee, at a cost (including base lease or similar payment and expenses relating to operation and maintenance of such payment) to the Company not to exceed $1,250 per month, which automobile may be replaced, at the option of Employee, with a new automobile no more frequently than once every three years.

          4. Employee hereby warrants and represents that Employee is not a party to any contract with any person, firm or corporation providing for the employment of Employee or providing for Employee to render any services whatsoever, and there is no impediment to, or restriction upon, Employee's entering into this Agreement with the Company or Employee fully performing the terms of this Agreement.

          5. Employee shall during the Term of this Agreement and for one year after termination of this Agreement, or expiration of this Agreement, not divulge to any person, and shall during the Term of this Agreement use his best efforts to prevent the publication or disclosure of, any confidential information concerning the business accounts or finances of the Company or any of the confidential financial information, trade secrets, dealings, transactions or affairs of the Company, or any officer or shareholder of the Company, which have come to the knowledge of Employee during the Term of this Agreement.

          6. (a) If Employee dies or becomes so disabled or incapacitated because of physical or mental disability that he shall be unable to perform the services hereunder, the Company agrees to continue to pay Employee's Base Salary through the end of the then current Term of this Agreement; provided, however, that if death or disability occurs within a time period which is less than six months before the expiration date of the then current Term, the Company agrees to pay Employee in the event of disability, or Employee's estate in the event of death, an amount equal to his Base Salary for a six month period plus any bonus paid or payable with respect to the prior year. In addition, the Company shall pay or provide to Employee any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to Employee but not yet paid and any other amounts or benefits due under any


                                       3



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applicable employee benefit, equity or incentive plans (the "Accrued Benefits").
Following the date of termination, the Company shall pay the premiums for Employee (except in the case of Employee's death) and Employee's dependents' health and welfare coverage (including, without limitation, medical, dental, and, to the extent applicable, life insurance coverage) for five (5) years from the date of termination of Employee's employment under the Company's health and welfare plans which cover Employee or materially similar benefits, subject, in all cases, to Employee's (or dependent's, if applicable) payment of customary premiums in effect prior to the date of termination (such five-year coverage, "Continuation Coverage").

               (b) Upon termination of Employee's employment by the Company for cause (other than pursuant to Section 2(b)(v)), Employee shall be entitled to receive (i) any Accrued Benefits and (ii) Continuation Coverage.

               (c) Upon termination of employment of Employee for any reason (including a voluntary termination of employment by Employee) other than a termination for cause or a termination described in Section 6(d), Employee shall be entitled to receive: (i) a lump sum payment equal to three times the sum of
(x) Employee's Base Salary for the year ending immediately prior to the year in which the date of termination occurs and (y) the bonus paid or payable to the Employee with respect to such prior year, subject to the immediately following sentence; (ii) any Accrued Benefits; and (iii) Continuation Coverage. In the event that Employee voluntarily terminates his employment, he shall be eligible for the benefit set forth in clause (i) of the immediately preceding sentence solely if he elects in writing, in a form reasonably acceptable to the Company, within three days after the date of his employment termination, not to engage in Competition during the three-year period commencing on the date of termination. For such purposes, during the period from the first anniversary of the date of termination to the third anniversary thereof (the "Balance Period"), businesses deemed to be competing with the Company under the definition of "Competition" (as defined in Section 1(b) of this Agreement) shall be limited to businesses that manufacture furniture coverings, including, without limitation, fabrics, leathers, flocks or prints. It is expressly acknowledged that during the Balance Period Employee will not be deemed to have engaged in Competition by reason of providing services to a customer or supplier of the Company.

               (d) Upon the occurrence of a Change in Control (as defined in Exhibit A) all stock options held by Employee shall immediately vest in full. In addition, upon termination of employment by the Company without cause or by Employee for Good Reason (as defined in Exhibit A) during the period beginning on the date of the Change in Control and ending one (1) year after the date of such Change in Control, Employee shall be entitled to receive: (i) a lump sum payment equal to three times the highest annual Base Salary paid by the Company to Employee at any time prior to the Change in Control and three (3) times the annual bonus paid, or required to be paid, by the Company to Employee for the year preceding the year in which the Change in Control occurs; (ii) any Accrued Benefits; and (iii) Continuation Coverage, with such Continuation Coverage commencing on the later of the date of the Change in Control or the date of termination, with the customary premiums payable by Employee for such coverage those in effect prior to the Change in Control; and (iv) job outplacement at a level and of a type appropriate for senior-level executives in an amount not to exceed $20,000. In addition, notwithstanding the foregoing, in the event Employee is terminated without cause or terminates employment for Good Reason within ninety (90) days prior to the occurrence of a


                                       4



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Change of Control, such termination shall, upon the occurrence of a Change in
Control, be deemed to be covered under this section of the Agreement and Employee shall be entitled to all payments and benefits provided hereunder reduced by any amounts otherwise received by the Executive in connection with his termination of employment.

               (e) All payments payable under this Section 6 shall be made as soon as practicable following the date of termination, but in no event later than ten (10) days thereafter (or, if such termination occurred within ninety
(90) days prior to a Change in Control, all payments shall be made as soon as practicable following the Change in Control, but in no event later than ten (10) days after the Change in Control). In the event the annual bonus needed to calculate the lump sum payment due under Section 6(c), if any, cannot be determined upon the date of termination, the portion of such lump sum payment attributable to the bonus shall be paid as soon as practicable thereafter, but in no event later than ten (10) days after it first may be calculated by the Company.

               (f) In connection with the Company's payment for Continuation Coverage under Section 6 of this Agreement, all such payments for Continuation Coverage may, at the discretion of the Company, be made by continuing Employee's participation in the plan as a terminated employee or by covering Employee and Employee's dependents under substitute arrangements, provided that, notwithstanding anything herein to the contrary, to the extent Employee incurs tax that Employee would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Employee shall receive from the Company an additional grossed up payment in the amount necessary so that Employee will have no additional after-tax cost for receiving such items or any additional payment. Notwithstanding anything herein to the contrary, Employee (and his eligible dependents) shall retain all rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and such COBRA continuation coverage shall be available to Employee (and his eligible dependents) at the expiration of the Continuation Coverage described herein.

          7. All notices required or permitted to be sent pursuant to this Agreement shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, all postal charges prepaid, addressed, if to the Company, to the address set forth above, or if to Employee, at the last address of Employee on file with the Company, or, in either case, to such other address as may be specified by a party in a notice similarly sent. All such notices shall be deemed to be given when delivered by hand or mailed in the United States.

          8. (a) This Agreement may not be altered, amended, modified or discharged in any way whatsoever, except by subsequent written agreement executed by the parties hereto.

               (b) This Agreement shall be construed and interpreted under the laws of Massachusetts, without regard to the conflict of law principles thereof.

               (c) This Agreement shall be binding upon the respective parties hereto and shall inure to the benefit of their respective heirs, executors, administrators, successors and assigns.


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               (d) Neither this Agreement nor the services of Employee may be assigned by Employee.

               (e) If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or enforceability shall not affect or impair the validity or enforceability of the remaining provisions of the Agreement, which will remain in full force and effect. If any restriction regarding Competition is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Employee acknowledges that the restrictions set forth herein with regard to Competition are reasonable and that the Company, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled to seek injunctive relief, from a court of competent jurisdiction, restraining Employee from committing or continuing any violation thereof.

               (f) The waiver of a breach of any of the terms hereof or of any default hereunder shall not be deemed a waiver of any subsequent breach or default, whether the same or similar nature, and shall not in any way affect the other terms hereof. No waiver or modification shall be valid or binding unless in writing and signed by the parties.

          9. (a) In the event that Employee shall become entitled to the payments and/or benefits provided by Section 6 or any other amounts (whether pursuant to terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of a Change of Control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to Employee at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Company Payments and any federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

               (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and determining the amount of such Excise Tax: (i) the Total Payments shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part), (A) do not constitute "parachute payments," (B) represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code or (C) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall


                                       6



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be determined by the Accountants in accordance with the principles of Section
280G of the Code.

               (c) For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion. Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee's claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

               (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Employee to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Employee to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).


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               (e) In the event of any controversy with the Internal Revenue
Service (or other taxing authority) under this Section 9, Employee shall permit the Company to control issues related to this Section 9 (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues. In the event the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall permit the representative of the Company to accompany him, and Employee and his representative shall cooperate with the Company and its representative.

               (f) The Company shall be responsible for all charges of the Accountants.

               (g) Notwithstanding anything herein to the contrary, to the extent that any provision in Section 9(c) or (d) of this Agreement relating to repayment by Employee shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such provision shall be null and void.

          10. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits and other entitlements to which Employee may have under this Agreement; provided, however, the Company shall be reimbursed by Employee for the fees and expenses advanced in the event Employee's claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate. The Company shall pay to Employee interest at the prime lending rate as announced from time to time by Fleet National Bank (or any successor) on all or any part of any amount to be paid to Employee hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

          11. The Company agrees that if Employee's employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, Employee shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee or benefit provided to Employee as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee.

          12. The Company shall continue to cover Employee under any director and officer insurance maintained for directors and officers of the Company or any affiliate at the highest level so maintained for other officers or directors or, if greater, at the level maintained by the Company immediately prior to a Change in Control, with regard to action or inaction while an officer or director.


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

          13. This Agreement constitutes the entire understanding of the parties, and supersedes all prior understandings, whether written or oral (including, without limitation, the Existing Agreement), with respect to the subject matter hereof. 1.

                                    EXHIBIT A

          (a) Termination for Good Reason. For purposes of this Agreement, termination for Good Reason shall mean a termination by Employee effected by a written notice given within sixty (60) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events without Employee's express written consent: (i) any diminution in Employee's duties and responsibilities, authority, or title, except in each case in connection with the termination of Employee's employment for cause or as a result of Employee's death, or temporarily as a result of Employee's illness or other absence, or, if it occurs after a Change of Control, the assignment to Employee of duties and responsibilities inconsistent with the position held by Employee immediately prior to the Change of Control; (ii) a reduction in Employee's annual Base Salary; (iii) a relocation of: (x) Employee's principal business location to an area outside a fifty (50) mile radius of Employee's current principal business location, (y) Employee's principal business location to a location which is more than seventy (70) miles from Employee's principal residence, or (z) the Company's headquarters to a location that is not substantially the same as Employee's current principal business location; (iv) failure of the Company to continue in effect any health and welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which Employee (and eligible dependents) are participating immediately prior to such Change in Control, unless Employee (and eligible dependents) are permitted to participate in other plans providing Employee with substantially comparable benefits at no greater after-tax cost to Employee, or the taking of any action by the Company which would adversely affect Employee's participation in or reduce Executive's benefits under any such plan; (v) breach by the Company of any other agreement with Employee without proper justification that remains uncured for ten (10) days after written notice of such breach is given to the Company; or (vi) failure of any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume in writing the obligations hereunder.

          (b) A "Change in Control" shall mean the occurrence of any of the following:

               (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Section 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or its subsidiaries (including any trustee of any such plan acting in his capacity as trustee), and Nortex Holdings, Inc., Larry A. Liebenow (or his estate, beneficiaries or heirs) and any Affiliate (as such term is defined in Rule 12b-2 of the Exchange Act) of Larry A. Liebenow, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent (25%) of the total combined voting power of the Company's then outstanding securities;

               (ii) the merger, consolidation or other business combination of the Company (a "Transaction"), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person other than Nortex Holding, Inc., Larry A. Liebenow (or his estate, beneficiaries or heirs) or any Affiliate of Larry A. Liebenow is the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;

               (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

               (iv) the approval by the stockholders of the Company of an agreement for the sale of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to Nortex Holdings, Inc., or Larry A. Liebenow (or his estate, beneficiaries or heirs) or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company or Nortex Holding, Inc. at the time of such sale.


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

          IN WITNESS WHEREOF, the parties hereto have set their hands and caused those present to be executed as of the day and year first above written.

                                         QUAKER FABRIC CORPORATION


                                         By:
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                                                       Vice President


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                                         LARRY A. LIEBENOW